Exhibit 99.1

October 21, 2002

Endocardial Solutions Reports Third Quarter Earnings Results

Total Sales Up 26% Year-to-Date Over 2001

Field Reorganization Complete

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the third quarter ended September 30, 2002 of $5,508,414, compared with $5,817,633 for the same period in 2001.  Year-to-date revenue was $20,148,536, compared to $15,997,504 for the same period last year, an increase of 26%.  The net loss for the third quarter was $3,117,673, or $.19 per share, compared with a net loss of $1,993,563, or $.13 per share, for the same period of 2001.

Jim Bullock, President and CEO, stated “the reorganization of the U.S. field operations that we implemented in August is now complete, and is yielding very positive early returns.  The primary objectives of this reorganization were to improve the effectiveness, efficiency, and accountability of our field sales and clinical organization.  The number of EnSite™ cases performed during August and September increased significantly, and we concurrently reduced our variable selling (travel) expenses.  We believe these field organizational changes will continue to drive improved results in the fourth quarter, and ‘set the stage’ for the expected introduction of our next generation products in 2003.”

“During the third quarter, we successfully completed our first human trials of our non-fluoroscopic navigation and localization technology (EnSite NavX™), and our ‘digital image fusion’ technology (EnSite DIF™)”, said Bullock.  “We are very excited about the market potential of both of these applications, and we expect these products will further improve the clinical utility of the EnSite 3000™ system.”

Third Quarter 2002 Earnings Conference Call

October 22, 2002

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay through October 29, 2002

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 5976130

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:
Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928	jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916	bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959	bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	September 30,	September 30,
	2002	2001

Revenue	$5,508,414	$5,817,633

Cost of goods sold	2,040,840	2,287,088
Gross profit	3,467,574	3,530,545

Operating expenses:
Research and development	1,399,066	1,446,492
General and administrative	744,531	556,996
Sales and marketing	4,417,833	3,551,849
Operating loss	(3,093,856)	(2,024,792)

Other income (expense):
Interest income	15,740	56,275
Interest expense	(39,557)	(25,046)
	(23,817)	31,229

Net loss for the period	$(3,117,673)	$(1,993,563)

Net loss per share - basic and diluted	$(0.19)	$(0.13)

Weighted average shares outstanding	16,616,195	14,810,271

	For the Nine Months Ended
	September 30,	September 30,
	2002	2001

Revenue	$20,148,536	$15,997,504

Cost of goods sold	7,431,206	6,588,261
Gross profit	12,717,330	9,409,243

Operating expenses:
Research and development	3,993,034	3,916,334
General and administrative	2,036,108	1,750,402
Sales and marketing	13,495,235	10,791,782
Operating loss	(6,807,047)	(7,049,275)

Other income (expense):
Interest income	65,102	231,689
Interest expense	(100,522)	(129,567)
	(35,420)	102,122

Net loss for the period	$(6,842,467)	$(6,947,153)

Net loss per share - basic and diluted	$(0.42)	$(0.50)

Weighted average shares outstanding	16,239,211	14,028,730

Selected Balance Sheet Data

(Unaudited)

	September 30,	December 31,
	2002	2001

Cash and cash equivalents	$3,894,724	$4,550,059
Working capital	9,437,673	6,341,166
Total assets	18,402,956	15,797,007
Total liabilities	6,914,818	7,081,207
Stockholders' equity	11,488,138	8,715,800